Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN STRATEGIC INVESTMENT CO. ENTERS INTO LETTER OF INTENT TO SELL

9 TIMES SQUARE FOR $63.5 MILLION

- Closing Expected Within 120 days of Signing Definitive Agreement –

NEW YORK – June 26, 2024 - American Strategic Investment Co. (NYSE: NYC) (“ASIC” or the “Company”) announced today that it has agreed to a term sheet to sell its 9 Times Square Midtown Manhattan property (“9 Times Square”) for $63.5 million. It is expected that the closing of the transaction will occur within 120 days of the execution of a definitive purchase and sale agreement between the parties.

The Company previously announced that it had secured an amendment of the loan on 9 Times Square, which extended the maturity date of the loan to October 2024, with the option of an additional extension of the loan to year-end 2024 subject to certain conditions, to facilitate the proposed sale of the property.

Michael Anderson, Chief Executive Officer of ASIC stated, “We expect this sale to generate approximately $13.5 million in net proceeds at closing, which we intend to use to pursue the expanded asset acquisition and diversification strategy into higher yielding assets that was announced last year. Additionally, if completed, we expect that this strategic disposition will strengthen our balance sheet.”

There can be no assurance that the Company will enter into a definitive agreement for the sale of 9 Times Square on the terms set forth in the term sheet or at all.

About the Company

American Strategic Investment Co. owns a portfolio of commercial real estate. Additional information about ASIC can be found on its website at AmericanStrategicInvestment.com.

Forward-Looking Statements

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. The words “may,” “will,” “seeks,” “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “should” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to a number of risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include (a) the anticipated benefits of the Company’s election to terminate its status as a real estate investment trust, (b) whether the Company will be able to successfully acquire new assets or businesses, (c) the ability of the Company to enter into a definitive agreement for the sale of 9 Times Square on the contemplated terms and consummate such sale; (d) the ability of the Company to execute its business plan and sell certain of its properties on commercially practicable terms, if at all; (e) the potential adverse effects of the geopolitical instability due to the ongoing military conflict between Russia and Ukraine and Israel and Hamas, including related sanctions and other penalties imposed by the U.S. and European Union, and the related impact on the Company, the Company’s tenants, and the global economy and financial markets, (f) the potential adverse effects of inflationary conditions and higher interest rate environment, (g) that any potential future acquisition or disposition is subject to market conditions and capital availability and may not be completed on favorable terms, or at all, and (h) the Company may not be able to continue to meet the New York Stock Exchange's (“NYSE”) continued listing requirements and rules, and the NYSE may delist the Company's common stock, which could negatively affect the Company, the price of the Company's common stock and the Company's shareholders' ability to sell the Company's common stock, as well as those risks and uncertainties set forth in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 filed on April 1, 2024 and all other filings with the Securities and Exchange Commission after that date including but not limited to the subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as such risks, uncertainties and other important factors may be updated from time to time in the Company’s subsequent reports. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.

Contacts:

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